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                                                                   Exhibit 10.29

                                   AGREEMENT

     This Agreement is entered into this 16th day of November, 1998, by and between Stuart Entertainment, Inc., a Delaware corporation (the "Company"), with its principal place of business at 3211 Nebraska Avenue, Council Bluffs, Iowa 51501, and Timothy R. Stuart an individual (the "Employee"), with his address at 3211 Nebraska Avenue, Council Bluffs, Iowa 51501.

NOW, THEREFORE in consideration of the covenants undertaken, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Termination. Effective as of November 16, 1998, (the "Termination Date") Employee will relinquish all positions as a director or officer of the Company, as well its subsidiaries and affiliates. Employee hereby waives any right to claim reinstatement as an officer and/or director of the Company following the Termination Date.

     2. Duties. From the Termination Date until December 31, 1998, Employee agrees to provide information of an advisory nature to assist the Company in all matters relating to the orderly transition of his previously assigned work to other employees. Employee agrees to make himself available to give this information by telephone or letter to the employees of the Company at all reasonable times.

     3. Severance. The Company shall provide Employee with:

     a) Severance Payment. The lump sum payment in the amount of Two Hundred Forty Five Thousand Dollars ($245,000) payable seven (7) days after execution of this Agreement ("Severance Payment").

     b) Severance Benefits. If Employee elects continued coverage under the Company's health plan pursuant to the Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), then the Company shall pay the premium for Employee's continued coverage under the Company's health plan until the first to occur of (1) December 31, 1999; or (2) the first date that Employee is employed by a third party offering health insurance coverage for which Employee is eligible to participate.

     4. Office Space. Employee shall vacate and remove all personal belongings from the Company's office space in Council Bluffs, Iowa within seven (7) days after execution of this Agreement.

     5. Stock Options. Employee has vested stock options to acquire 92,000 of the Company's common stock (the "Options"), with an exercise price of $3.00 per share. Employee and Company agree that the Company will cancel the Options and grant to Employee non-qualified stock options for 92,000 shares of common stock with an exercise price of $3.00 per share, which must be exercised by December 31, 1999.

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     6. Company Property. Employee represents that he will turn over to the
Company all files, memoranda, records, other documents and all other physical property which Employee received from Company and which are the property of the Company. Employee shall return to the Company all Company credit cards and calling cards promptly upon request.

     7. Tax Liability. Employee agrees that Employee is exclusively liable for the payment of any federal, State, city or other taxes which may be due as a result of any consideration received by Employee as provided by this Agreement; provided, however, that Company shall pay all federal, state and local amounts withheld from payments to Employee and all other employment taxes of the type normally paid by Company in connection with the consideration payable to Employee pursuant to Section 3 of this Agreement.

     8. Releases by Employee. Except for obligations created by this Agreement, Employee hereby covenants not to sue and fully releases Company and its subsidiaries and affiliates, past and present, and each of them, as well as their directors, partners, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as "Releasees") with respect to and from all actions, and claims of any kind, or unknown, suspected or unsuspected, which Employee may now have or has ever had against any of the Releasees, including all claims arising from Employee's employment as president and/or in any other capacity as an officer and/or director of the Company, and arising out of the termination of his employment as president and/or in any other capacity as an officer and/or director of the Company as of the Termination Date and specifically including any and all claims related to prior promises or contracts of employment and any and all claims for wages, benefits, vacation pay, and wrongful termination or discrimination whether based an age, race, sex, disability or otherwise including specifically and without limitation claims under the Federal Age Discrimination in Employment Act, Americans with Disabilities Act, and any state or statute or law). Employee warrants and represents that Employee has not assigned transferred to any person or entity any of the claims released by this Agreement and Employee agrees to defend, by counsel of Company's choosing, and indemnify and hold harmless any of the Releasees from and against any claims based on or in connection arising out of any such assignment or transfer made.

     9. Releases by Company. Except for obligations created by this Agreement, Company hereby covenants not to sue and fully releases Employee and his successors and assigns (the "Employee Releasees"), with respect to and from all actions, and claims of any kind, known or unknown, suspected or unsuspected, which Company may now have or has ever had against any of the Employee Releasees, including all claims arising from Employee's position as president, officer and/or director of the Company and the termination of that relationship as of the Termination Date (and specifically including any and a claims related to prior promises or contracts of employment) provided, however, the Company does not release the Employee Releasees with respect to claims arising out of or relating to the fraud, gross negligence or willful misconduct of the Employee. The Company warrants and represents that Company has not assigned or transferred to any person or entity any of the claims released by this Agreement and Company agrees to defend, by counsel of Employee's choosing which counsel shall be reasonably acceptable to the Company, and indemnify and hold harmless any of the Employee

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Releasees from and against any claims based on or in connection with or arising out of any such assignment or transfer made.

     10. Indemnification and Defense by Company. Company shall indemnify and defend Employee in any threatened, pending, or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, or whether formal or informal which arises by reason of the fact that Employee was president, other officer and/or director of the Company prior to the Termination Date, against expenses, including attorney's fees, judgments, penalties, fines and amounts to be paid in settlement in connection with such action, suit or proceeding if it is reasonably determined by Company that Employee conducted himself in good faith and that Employee reasonably believed
(i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Company's best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful ("Indemnified Claims"). The Company shall have the sole and exclusive right to select legal counsel to represent the Company and Employee, and to control the defense and/or settlement of any Indemnified Claims. Employee agrees to cooperate with the Company in the defense of any Indemnified Claims, and make available to the Company any and all documents in his possession and/or control that may be necessary or useful to such defense and/or settlement.

     No indemnification shall be made to Employee under this Section 10 with respect to any claim, issue or matter in connection with a proceeding by or on behalf of the Company or any other entity in which Employee's actions giving rise to the action, suit, proceeding or claim constituted fraud, gross negligence and/or willful misconduct on the part of the Employee.

     11. Confidentiality. The Company acknowledges and agrees that Employee may enter into endeavors or activities which are competitive with the Company and nothing in this paragraph 12 is intended or shall be construed to restrict or limit such endeavors or activities provided the Employee otherwise complies with (i) his obligations under this paragraph 12, (ii) all obligations under this agreement and (iii) applicable law.

     a) Employer will not at any time, disclose or use for his own benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company or its affiliates and subsidiaries, any trade secrets or confidential information and data relating to, customers, suppliers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company or its affiliates and/or subsidiaries ("Proprietary Information"). The term Proprietary Information shall not include information which is not unique to the Company, its affiliates or subsidiaries, or which is generally known to the industry or the public other than as a result of the Employee's breech of this covenant. The Employee agrees that all materials or articles of information of any kind furnished to the Employee by the Company or developed by the Employee in the course of his employment are and shall remain the sole property of the Company and that Employee will return to the Company, all memoranda, books, papers, plans, information, letters and other data, and all copies thereof; in any way relating to the business of


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the Company and its affiliates or subsidiaries, except that Employee may retain personal notes, notebooks and diaries. The Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates or subsidiaries. The Employee agrees that a Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all licenses and other rights in connection with such Proprietary Information.

     b) Employee acknowledges that the Company from time to time receives from third parties confidential or Proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes ("Third Party Information"). Employee agrees to hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information except as permitted by any agreement between the Company and such third party.

     c) Employee agrees to assign to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to all Inventions. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable. In addition, Employee agrees to maintain adequate and current written records on the development of all Inventions, which shall also remain the sole property of the Company. Employee understands that "Inventions" means all inventions of a technical or product nature which includes ideas, processes, inventions, technology, designs, formulas, discoveries, patents, copyrights, and trademarks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by Employee alone or with others using confidential and/or proprietary information of the Company. If, in the course of Employee's employment, with the Company, Employee incorporated into Company property an invention owned by Employee or in which Employee has an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell Employee's invention as part of and in connection with the Company property.

     12. Non-Solicitation. Company agrees to waive paragraph 7.1(b) of the Management Consulting Agreement effective as of February 1, 1996, between Len Stuart Associates, Ltd. and the Company, only with respect to any offer of employment to Employee by Len Stuart & Associates.

     13. Nondisruption. Employee agrees not to make any negative, disparaging, disruptive or damaging statements, comments or remarks to any third party concerning Company or its business, parents, subsidiaries, affiliates, owners, partners, employees, or management. Company agrees to inform the current members of its Board of Directors and its executive officers not to make any negative, disparaging disruptive or damaging statements, comments or remarks to any third party concerning the Employee.

     14. Nonadmission of Violation. This Agreement is not, and shall not be construed as, an admission by Company of any violation of its policies or procedures, or of any local, state or federal law or regulation.


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     15. Complete Agreement. This Agreement constitutes the full and entire agreement and understanding of the parties. This Agreement supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, between the parties, whether written or oral, concerning the subject matters hereof. This Agreement also supersedes, replaces and terminates as null and void all prior employment and severance agreements between Employee and the Company. All such prior negotiations and agreements are merged into this Agreement. This Agreement does not, however, affect or limit the parties' past or ongoing respective rights and responsibilities under any applicable stock option agreement which provides for disposition of stock which Employee may hold in the Company. The terms and conditions contained herein shall inure to the benefit of, and be binding upon, the heirs, representatives, assigns and successors-in-interest of the parties. This is an integrated document

     16. Severability of Invalid Provisions. If any provision or portion of this Agreement or the application thereof is held by a court of competent jurisdiction or arbitrator to be invalid, unlawful or unenforceable, the remaining provisions or portions of provisions of this Agreement shall remain in full force and effect. Such invalidity shall not affect other provisions or applications of the Agreement which can be given without the invalid provisions or applications and to this end the provisions of this Agreement are declared severable.

     17. Dispute Resolution and Choice of Law. Except for claims relating to Proprietary Information, any dispute between the parties relating in any way to Employee's employment, the termination of that employment or this Agreement, including, without limitation, the formation, implementation, or termination thereof shall be resolved by arbitration before a single arbitrator in Council Bluffs, Iowa, according to commercial rules of the American Arbitration Association. The parties also agree that prior to commencing any arbitration proceedings, as provided above, the parties shall first attempt to resolve any dispute between or among them through mediation with the assistance of a mediator selected by or agreeable to the parties to the dispute. The costs and expense of arbitration and remediation shall be shared equally by the parties to the arbitration and/or mediation, regardless of which party prevails. The rights and obligations of the parties hereunder, including any agreement to arbitrate and the law to be applied in the arbitration shall be construed and enforced in accordance with and governed by the law of the United States to the extent applicable and otherwise the laws State of Delaware, without giving effect to principles of conflicts of law.

     18. Joint Preparation of Agreement. This Agreement is deemed to have been drafted jointly by the parties. Hence, in any construction to be made of this Agreement, the provisions of the Agreement shall not be construed against any party on the basis that the party was the drafter.

     19. Waiver of Breach. No waiver, amendment or modification of this Agreement shall be effective unless in writing and signed by the against whom the amendment or modification is sought to be enforced. No waiver of any term, condition, breach or default of this Agreement shall be construed as a waiver of any other term, condition, breach or default. Failure to enforce any breach or default of this Agreement shall not be a waiver of that breach or default or any other breach or default of Agreement.


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     20. Further Executions. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement which are not inconsistent with its terms.

     21. Headings. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered a part or term of this Agreement.

     22. Each Party to Bear Own Costs. Except as provided herein, the parties agree that each party shall be responsible for the payment of its own costs, attorneys' fee all other expense in connection with the negotiation of this Agreement.

     23. Counterparts. This Agreement may be executed in counterparts.

     24. Further Acknowledgments. Employee further acknowledges that: (a) Employee has read this Agreement; (b) Employee has been provided a full and ample opportunity to study it; (c) Employee hereby is advised in writing to consult a attorney prior to signing this Agreement; (d) Employee has been advised that Employee has twenty-one (21) days from the date this Agreement is presented Employee in which to consider this Agreement and whether Employee will enter into it, although Employee may, in the exercise of Employee's discretion, sign or reject this Agreement at any time before the twenty-one
(21) day period expires; Employee has seven (7) days following execution of this Agreement to revoke the Agreement by delivering timely notice of Employee's revocation to the Chairman and Chief Executive Officer of Company;
(f) this Agreement shall not become effective or enforceable and no funds shall be exchanged until the seven (7) day revocation period had expired; (g) Employee enters into this Agreement based upon Employee's own knowledge and judgment and not in reliance on any representations or promises of Company other than those contained in this Agreement; (h) Employee understands that if any facts or matters upon which Employee has relied in entering into this Agreement shall hereinafter prove to be otherwise, this Agreement shall nevertheless remain in full force and effect; and (j) Employee is signing this Agreement voluntarily, without coercion, and with full knowledge that it is intended, to the maximum extent permitted by law, as a complete and final release and waiver of any and all claims.

     In Witness Whereof, the parties have duly executed this Agreement as of the date first above written above.

Stuart Entertainment, Inc,                    Employee


By: /s/ Joseph M. Valandra                    By: /s/ Timothy R. Stuart
   ---------------------------------              -----------------------
   Joseph M. Valandra, Chairman                   Timothy R. Stuart
   and Chief Executive Officer


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